Exhibit 99.1

Cable ONE Names Julia M. Laulis Chair of the Board;

Executive Chairman Thomas O. Might to Retire

November 8, 2017 - Phoenix, Arizona -- (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company”) today announced the election of Julia M. Laulis, President and Chief Executive Officer, as Chair of the Board effective upon the retirement of Executive Chairman Thomas O. Might on December 31, 2017. Might will continue to serve as a member of the Company’s Board of Directors following his retirement.

“We express our sincere thanks to Tom for his leadership and his commitment to our associates, customers, and shareholders and we are grateful to continue to have Tom’s wisdom, insights and experience on the Board,” said Thomas S. Gayner, Lead Independent Director of the Board.

Might added, "I firmly believe that Cable ONE is well-positioned for future growth and that the Company and its associates will continue to deliver exceptional value to both customers and shareholders. I look forward to continuing to contribute to Cable ONE as a member of the Board through the knowledge and perspectives I have gained as an executive of the Company for nearly 25 years.”

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About Cable ONE

Cable One, Inc. (NYSE: CABO) is the seventh-largest cable company in the United States. Serving nearly 800,000 residential and business customers in 21 states with high-speed internet, cable television and telephone service, Cable ONE provides consumers with a wide range of the latest products and services, including wireless internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

CONTACTS:
Trish Niemann
Corporate Communications Director
602.364.6372
patricia.niemann@cableone.biz

Kevin Coyle

CFO

investor_relations@cableone.biz